June 5, 2025

Kent Yee
Chief Financial Officer
DXP Enterprises Inc.
5301 Hollister
Houston, TX 77040

        Re: DXP Enterprises Inc.
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 000-21513
Dear Kent Yee:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services